Exhibit 23.4

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statement with which this consent is filed of our report dated February 5, 2010, relating to the consolidated balance sheet of Hydro-Québec as at December 31, 2009, and the consolidated statements of operations, retained earnings, cash flows and comprehensive income for each of the years in the two-year period ended December 31, 2009 appearing in the Annual Report on Form 18-K of Hydro-Québec for the year ended December 31, 2010.

/s/ KPMG LLP	/s/ Ernst & Young LLP
KPMG LLP	Ernst & Young LLP
Chartered Accountants	Chartered Accountants

Montréal, Québec

December 22, 2011